Exhibit 3.1
Jim C. Nicholas
Senior Vice President
Commercial Banking
Amendment to Line Letter
(“Amendment”)
September 10, 2010
(“Effective Date”)
Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002-4109
RE:	$5,000,000.00 Revolving Line of Credit for letters of credit from JPMORGAN CHASE BANK, N.A. (“Chase”) to STERLING CHEMICALS, INC. (“Borrower”); Line letter agreement dated January 31, 2010 (as amended, “Agreement”)
Gentlemen:
The Borrower and Chase are parties to the captioned Agreement providing for a Line of Credit for the issuance of Letters of Credit. All capitalized terms but not otherwise defined in this Amendment shall take their meanings from the Agreement.
The parties have agreed to extend the termination date of the Line of Credit, subject to the condition precedent that the parties shall have executed and delivered the security documents presented by Chase in connection herewith, all in Proper Form.
Subject to the foregoing condition:
1.	Section 1.1 of the Agreement is amended to insert “April 30, 2011” in place of “January 31, 2011” where the latter appears (defining the “Termination Date”).
2.	Section 1.1 of the Agreement is further amended to insert “April 30, 2014” in place of “January 31, 2014” where the latter appears (stating the longest expiry date permitted without discretionary consent).
No security interest, lien, or other right or interest granted to Chase is released or limited in connection with the execution of this Amendment. Borrower confirms and ratifies each of the liens, security interests and other rights and interests granted in each and all Security Documents and other Loan Documents executed in connection with, related to, or securing the Agreement, and each Letter of Credit heretofore governed by the Agreement, each in accordance with its stated terms.
Borrower represents and warrants to Chase that after giving effect to this Amendment: (a) the representations and warranties set forth in the Agreement are true and correct on the date hereof as though made on and as of such date; and (b) no Event of Default, or event which with passage of time, the giving of notice or both would become an Event of Default, has occurred and is continuing as of the date hereof. Borrower further acknowledges and agrees that each of the other Loan Documents is in all other respects ratified and confirmed, and all of the rights, powers and privileges created thereby or thereunder are ratified, extended, carried forward and remain in full force and effect except as the Agreement is amended by this Amendment.
This Amendment may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.
THIS AMENDMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND AS APPLICABLE THE LAWS OF THE UNITED STATES OF AMERICA.
IN WITNESS WHEREOF, the duly authorized officers of the undersigned have entered into and executed and delivered this Agreement effective as of the first date above written.

Sincerely yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ LINDSAY SCHELSTRATE
	Name:	Lindsay Schelstrate
	Title:	Assistant Vice President

Accepted and agreed:

STERLING CHEMICALS, INC.
By:	/s DAVID J. COLLINS
	Name:	David J. Collins
	Title:	Senior Vice President and Chief Financial Officer
JPMorgan Chase Bank, N.A. • P.O. Box 2558, Houston, Texas 77252-2558
Member FDIC • Equal Housing Lender